EXHIBIT 99.1

News Release	AmSouth Bancorporation
Post Office Box 11007
Birmingham, Alabama 35288

FOR IMMEDIATE RELEASE

Contact:	Rick Swagler	(205) 801-0105
	List Underwood	(205) 801-0265

Agreement with Justice Department Ends;

AmSouth in Full Compliance with Terms

BIRMINGHAM, Ala., Oct. 13, 2005 – AmSouth Bancorporation (NYSE: ASO) announced today that the company has fully complied with a one-year deferred prosecution agreement with the U.S. Department of Justice and the agreement has expired.

“We believe we have implemented an effective compliance program that is as strong or stronger than you would find at banks several times our size,” said Dowd Ritter, AmSouth’s chairman, president and chief executive officer. “We are confident in the strength of our compliance program and committed to maintaining it.”

AmSouth continues to work closely with its state and federal regulators to demonstrate its compliance with the Bank Secrecy Act and related regulations.

About AmSouth

AmSouth is a regional bank holding company with over $50 billion in assets, more than 685 branch banking offices and more than 1,200 ATMs. AmSouth operates in Florida, Tennessee, Alabama, Mississippi, Louisiana and Georgia. AmSouth is a leader among regional banks in the Southeast in several key business segments, including consumer and commercial banking, small business banking, mortgage lending, equipment leasing, and trust and investment management services. AmSouth also offers a complete line of banking products and services at its web site, www.amsouth.com.